Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-137585) on Form S-8 of Himax Technologies, Inc. and subsidiaries of our reports dated May 6, 2009, with respect to the consolidated balance sheets of Himax Technologies, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Himax Technologies, Inc.

Our report dated May 6, 2009, contains an explanatory paragraph that states that the Company adopted the recognition and disclosure provisions and the measurement date provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006 and 2008, respectively.

/s/ KPMG
Taipei, Taiwan (the Republic of China)
May 15, 2009